Exhibit 10.5


                         ADDENDUM TO EMPLOYMENT CONTRACT

This Addendum to Employment Agreement  ("Addendum") is made by and between The
Entertainment  Internet,  Inc.,  a  Nevada  corporation   ("Corporation")  and
Mohamed Hadid ("Chairman").

I.    EFFECTIVE DATE

This agreement is deemed effective as of the first date the Chairman provided services to the Corporation.

II.   BACKGROUND

The Corporation acknowledges that it may be unable to pay its financial obligations to the Chairman. The Corporation, finding it in its best interests to offer this Addendum to maintain positive relations with the Chairman, in recognition of said Chairman's exceptional performance of his duties, and for good consideration, the adequacy and sufficiency of which is hereby acknowledged, enters into the following Addendum to the Employment Agreement existing therewith, which is incorporated herein by reference.

III.  CONVERSION OF DEBT

In the event Corporation is unable to remit funds to the Chairman any salary owed (the Corporation's "debt"), the Chairman may, at his election, convert any portion or whole of such debt into stock as follows:

Shares of common stock granted at a forty percent (40%) discount from the most favorable trading rate ("FTR") of the Corporation's stock experienced during the period extending from the first day of the completed calendar quarter prior to the date such certificates are ordered through the date of transmittal of such order.

   For example, if the Corporation on June 1, 2000 owes Chairman $100,000, it would be obligated to take the FTR from the period extending from January 1, 2000, through the date it orders stock certificates for Chairman, and discount that rate by forty percent (40%) when calculating the number of shares owed. If, for example, the FTR during the referenced period was one dollar ($1.00) per share, Chairman would be entitled to convert any portion of the date to shares at the rate of sixty cents $0.60/cents per share ($1.00-(1.00 x40%)=$0.60).

In the event, at any time within one (1) year after issuance of any certificate, the daily strike price for the Corporation's lowest-valued common stock drops more than ten percent (10%) from the non-discounted FTR used to convert debt under this section, Corporation shall recalculate the conversion to reflect the transaction as if calculated using the lowest FTR experienced during the period since the share order was placed (up to but not more than one year), discounted as provided for hereinabove.


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   For example,  if the Corporation owes Chairman six hundred dollars ($600) and issues one thousand (1,000) shares of stock to on June 1, 2000, based upon a FTR of one dollar ($1.00) and discount of forty percent (40%), and the strike price within one year drops to fifty cents ($0.50), Corporation would recalculate the transaction and issue one thousand (1,000) additional shares to Chairman therefor ($.50-(0.50x40%)=$0.30; $600/$0.30 share=2,000 shares;
   2,000 shares owed-1,000 shares issued=1,000 additional shares to issue).

Nothing in this Section shall mandate conversion of debt to stock by Chairman.

IV.   FAVORED NATIONS

Corporation agrees and stipulates that the Chairman is to be treated as a favored party with respect to all aspects of this Agreement and any consideration due hereunder. Corporation agrees and stipulates that the Chairman is to be treated no less favorably than any member of the Corporation's Board of Directors; for this reason, this Agreement shall be deemed modified to favor, reflect, and include any and all benefits relating to employment presently or hereafter more favorably enjoyed by or offered to any member of the Board of Directors including, but not limited to, stock incentives granted for execution of any agreement to provide services, offer to buyback shares, conversion rates applied, method of exercise of options, ownership date of stock, registration rights, voting rights, and or treatment in the event of merger, reverse merger, acquisition or sale.

V.    STIPULATIONS REGARDING STOCK & OPTION ISSUANCE

The Corporation acknowledges, agrees, and stipulates that the value of any stock and/or options granted under this Agreement is zero and shall be deemed Corporation to be zero ($0.00) during the period of any restriction affecting trade of the same. The Chairman shall be entitled to piggyback registration rights on all shares.

VI.   SEVERABILITY/INCONSISTENCY OR CONFLICT

The Corporation agrees that this contract shall continue and be given full force and effect under California law regardless of any typographical or other error which may have occurred in its drafting or preparation. The Corporation further agrees that this document is severable and that if any provision hereof is found unenforceable or unlawful, the offending provision(s) shall be considered excised and the remainder of the contract shall continue in full force and effect. In the event of any inconsistency or conflict between this Addendum and the prior Employment Agreement existing between the parties, the language of this Addendum shall supercede such prior Employment Agreement and be deemed controlling in all cases; to the extent that the Employment Agreement is not superceded by this Addendum, said Agreement shall remain in full force and effect.


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VII.  DURATION OF AGREEMENT

This Addendum shall remain effective through the expiration of the Employment Agreement incorporated by reference herein and any extensions thereof.

VIII. ACCEPTANCE

I/We have read and understood the terms of the foregoing Agreement and agree to them.


Signature:  --------------------------
            Anthony Cataldo, President
            The Entertainment Internet, Inc., a Nevada corporation


Signature:  --------------------------
            Mohamed Hadid, Chairman, Board of Directors
            The Entertainment Internet, Inc., a Nevada corporation




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